Exhibit 99.2

April 12, 2019

Board of Directors

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Registration Statement on Form S-4 of Fidelity National Information Services, Inc., filed April 12, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 17, 2019 (“Opinion Letter”), as to the fairness from a financial point of view to Fidelity National Information Services, Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for each share of Class A common stock, par value $0.00001 per share, of Worldpay, Inc. (“Worldpay”) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2019, by and among the Company, Wrangler Merger Sub, Inc. and Worldpay.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of FIS’ Financial Advisors,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the FIS Board; FIS’ Reasons for the Merger,” “The Merger—Opinion of Goldman Sachs, FIS’ Financial Advisor,” and “The Merger—Certain Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)